UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2024

Qualigen Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37428	26-3474527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5857 Owens Avenue, Suite 300, Carlsbad, California 92008

(Address of principal executive offices) (Zip Code)

(760) 452-8111

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $.001 per share	QLGN	The Nasdaq Capital Market of The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 26, 2024, Qualigen Therapeutics, Inc. (the “Company”) entered into a Securities Purchase Agreement (“Agreement”) with Alpha Capital Anstalt (“Alpha”). The transactions contemplated by the Agreement are expected to close on February 27, 2024, at which time the Company would deliver to Alpha the Debenture and the Warrant, as described below, and Alpha would pay the Company a cash purchase price of $500,000 (less expenses).

Pursuant to the Agreement, the Company would issue to Alpha an 8% Convertible Debenture (the “Debenture”) in the principal amount of $550,000. The Debenture would have a maturity date of December 31, 2024 and would be convertible, at any time, and from time to time, at Alpha’s option, into shares of common stock of the Company, at $0.6111 per share, subject to adjustment as described in the Debenture (the “Conversion Price”). The Debenture would accrue interest on its outstanding principal balance at the rate of 8% per annum, which would be payable at maturity.

Pursuant to the terms of the Agreement, the Company also would issue to Alpha a 5-year common stock purchase warrant (the “Warrant”) to purchase (at $0.26 per share – the “Exercise Price”) 900,016 shares of common stock of the Company.

Both the Debenture and the Warrant provide for adjustments to the Conversion Price and Exercise Price, respectively, in connection with stock dividends and splits, and “ratchet” antidilution adjustments for subsequent stock and stock-equivalent issuances. Both the Debenture and the Warrant include a beneficial ownership blocker of 9.99%, which may only be waived by Alpha upon 61 days’ notice to the Company. The Company has granted Alpha “piggyback” registration rights for the common shares underlying the Debenture and the Warrant.

Alpha will also have an option, exercisable until July 1, 2024, to purchase from the Company an additional $1,100,000 in principal amount of Debentures of like tenor, together with an additional 1,800,032 Warrants of like tenor, all for an additional $1,000,000 in cash (less expenses).

The $0.26 exercise price of the Warrants would trigger a “ratchet” antidilution adjustment in the outstanding 8% Senior Convertible Debenture [issued in 2022] held by Alpha, resulting in the current $1,198,922 principal amount thereof becoming convertible into 4,611,238 shares of Company common stock (as opposed to the 1,642,359 shares into which such outstanding principal amount would be convertible pre-adjustment). Also, the $0.26 exercise price of the Warrants would trigger a “ratchet” antidilution adjustment in the Company’s outstanding “exploding” “Series C Warrants,” resulting in such Series C Warrants becoming exercisable for 1,279,261 common shares (at an exercise price of $0.26 per share), as opposed to the 455,627 common shares into which such outstanding Series C Warrants would have been exercisable (at $0.73 per share) pre-adjustment. Finally, the $0.26 exercise price of the Warrant would trigger a “ratchet” antidilution adjustment in the exercise price of other outstanding Company common stock warrants, including 2,507,048 warrants held by Alpha and 67,620 warrants held by other persons, all of which were previously exercisable at $0.73 per share.

In the Agreement, Alpha agreed that the monthly payments for March, April and May 2024 owed by the Company under the outstanding 8% Senior Convertible Debenture [issued in 2022] held by Alpha will not have to be paid in cash but instead will be payable in the form of equity pursuant to arrangements of like tenor as the agreement/waiver which enabled the Corporation to pay the February 2024 monthly payment thereunder in the form of Company common stock.

The foregoing descriptions of the Agreement, the Debenture and the Warrant do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 3.02. Unregistered Sale of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K with respect to the issuance of the Debenture and the Warrant is incorporated into this Item 3.02 by reference.

The Debenture and the Warrant will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act for transactions not involving a public offering.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 25, 2024, Tariq Arshad resigned from his position as the Company’s Senior Vice President/Chief Medical Officer. Dr. Arshad had been one of the Company’s “named executive officers” for SEC purposes.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Securities Purchase Agreement dated February 26, 2024 between the Company and Alpha Capital Anstalt
10.2	Form of 8% Convertible Debenture to be issued by the Company to Alpha Capital Anstalt [Exhibit A to the Securities Purchase Agreement dated February 26, 2024].
10.3	Form of Common Stock Purchase Warrant to be issued by the Company to Alpha Capital Anstalt [Exhibit C to the Securities Purchase Agreement dated February 26, 2024].
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALIGEN THERAPEUTICS, INC.

Date: February 27, 2024	By:	/s/ Michael S. Poirier
Michael S. Poirier, Chief Executive Officer